PALM, INC.
2009 STOCK PLAN

(ADOPTED EFFECTIVE SEPTEMBER 30, 2009)

1.   Purposes of the Plan.

(a)  General Purpose.  The purposes of this 2009 Stock Plan are (i) to attract and retain the best available personnel for positions of substantial responsibility, (ii) to provide additional incentive to Employees, Directors and Consultants, and (iii) to promote the success of the Company’s business.

(b)  Available Stock Awards.  The types of stock awards that may be granted under this Plan shall be: (i) Nonstatutory Stock Options, (ii) Incentive Stock Options, (iii) Restricted Stock Purchase Rights, (iv) Stock Appreciation Rights, (v) Performance Shares, (vi) Performance Units, (vii) Restricted Stock Bonuses, and (viii) Restricted Stock Units.

2.   Definitions.  As used herein, the following definitions shall apply:

(a)  “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)  “Applicable Laws” means the requirements relating to the regulation or administration of equity compensation plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c)      “Award” means, individually or collectively, a grant under the Plan of Options (including Nonstatutory Options and/or Incentive Stock Options), Restricted Stock Purchase Rights, Stock Appreciation Rights, Performance Units (which may be paid in cash), Performance Shares, Restricted Stock Bonuses, and Restricted Stock Units.

(d)      “Award Agreement” means the written agreement or other instrument as may be approved from time to time by the Committee or Administrator (as applicable) setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.  An Award Agreement may be in the form of either (i) an agreement to be either executed by both the Participant and the Company (or an authorized representative of the Company) or delivered and acknowledged electronically as the Committee shall determine, or (ii) certificates, notices or other instruments as approved by the Committee or Administrator (as applicable).

(e)  “Award Exchange Program” means a program approved by the stockholders of the Company whereby outstanding Awards are surrendered or cancelled in exchange for Awards (of the same or different type), which may have a lower exercise or purchase price, or in exchange for a combination of cash and Awards.

(f)  “Awarded Stock” means the Common Stock subject to an Award.

(g)  “Board” means the Board of Directors of the Company.

(h)  “Cash Position” means as to any Performance Period, the Company’s or a business unit’s level of cash and cash equivalents.

(i)       “Cause” shall mean (i) an act of personal dishonesty taken by the Participant in connection with his or her responsibilities as a Service Provider and intended to result in substantial personal enrichment of the Participant, (ii) Participant being convicted of a felony, (iii) a willful act by the Participant which constitutes gross misconduct and which is injurious to the Company (or any subsidiary thereof that employs the Participant at such time), or (iv) the willful and continued failure of the Participant to substantially perform his or her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after the Chief Executive Officer of the Company, a member of the Committee, or another authorized officer of the Company delivers a written demand to the Participant for substantial performance, which specifically identifies the manner in which the sender believes that the Participant has not substantially performed his or her duties.  If a different definition of “Cause” is set forth in an employment agreement or other individually negotiated document between the Company and a Participant, the terms of such other agreement or document, as applicable, shall apply to any Awards granted under this Plan.

(j)       “Change of Control” means the occurrence of any of the following events:

                              (i)        Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of the Effective Date, including by way of merger, consolidation or otherwise; or

                              (ii)       The consummation of the sale, exchange, lease or other disposition by the Company of all or substantially all the Company’s assets to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act; or

                              (iii)  The consummation of a merger, reorganization, recapitalization, consolidation, or similar transaction of the Company with any other corporation or other business entity, in one transaction or a series of related transactions, other than a merger, reorganization, recapitalization, consolidation or other similar transaction which would result in the persons who held the voting securities of the Company outstanding immediately prior thereto continuing to hold voting securities that represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger, reorganization, recapitalization, consolidation or other similar transaction (excluding any voting securities of the Company beneficially owned immediately prior thereto by that business entity engaging in the merger, reorganization, recapitalization, consolidation or similar transaction with the Company or any person who is an affiliate of such business entity immediately prior to the consummation of such merger, reorganization, recapitalization, consolidation or other similar transaction); or

                              (iv)  A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii), or (iii) of this Section 2(j), or in connection with an actual or threatened proxy contest relating to the election of directors to the Company; provided, however, that no individual shall be considered an Incumbent Director if such individual initially assumed office as a result of an actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest.

(k)  “Code” means the Internal Revenue Code of 1986, as amended from time to time.  References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

(l)       “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

(m)     “Common Stock” means the common stock of the Company, or in the case of Performance Units, the cash equivalent thereof.

(n)      “Company” means Palm, Inc., a Delaware corporation.

(o)  “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render consulting or advisory services to such entity and who is compensated for such services.  However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as a Director or Directors who are compensated by the Company solely for their services as a Director.

(p)      “Director” means a member of the Board.

(q)  “Disability” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan, for purposes of the exercise of an Incentive Stock Option, a disability within the meaning of Section 22(e)(3) of the Code, and for all other purposes shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or any Parent or Subsidiary of the Company.

(r)  “Effective Date” means the effective date of this Plan as determined in accordance with Section 7.

(s)  “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company.  A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)  “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.  References to a particular section of the Exchange Act include references to successor provisions.

(u)  “Expenses” means as to any Performance Period, the Company’s or a business unit’s incurred expenses.

(v)  “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

                              (i)        If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market or The Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                              (ii)       If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

                               (iii)      In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

                              (iv)     Notwithstanding the preceding, for federal, state and local income tax reporting purposes and for such other purposes as the Administrator deems appropriate, the Fair Market Value shall be determined by the Administrator in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(w)  “Full Value Awards” means Restricted Stock Purchase Rights, Performance Shares, Performance Units, Restricted Stock Bonuses and Restricted Stock Units.

(x)  “GAAP” means generally accepted accounting principles.

(y)  “Gross Margin” means, as to any Performance Period, the Company’s Revenues less the related cost of Revenues expressed in dollars or as a percentage of Revenues.

(z)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(aa)    “Net Income” means as to any Performance Period, the income after taxes of the Company for such Performance Period.

(bb)   “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(cc)    “Notice of Grant” means a written or electronic notice evidencing certain terms and conditions of an individual Award.  The Notice of Grant is part of the Award Agreement.

(dd)   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ee)    “Operating Cash Flow” means, as to any Performance Period, the net cash used in operating activities in the Company’s consolidated statement of cash flow.

(ff)     “Operating Income” means, as to any Performance Period, the Company’s or a business unit’s income from operations excluding any unusual items.

(gg)   “Operating Margin” means, as to any Performance Period, the Company’s or a business unit’s Operating Income divided by Revenue, expressed as a percentage.

(hh)   “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(ii)      “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(jj)      “Participant” means the holder of an outstanding Award granted under the Plan.

(kk)    “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award.  As determined by the Administrator, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Expenses, (c) Gross Margin, (d) Net Income, (e) Operating Cash Flow, (f) Operating Income, (g) Operating profit, (h) Earnings before or after any of, or any combination of, interest, taxes, depreciation or amortization (EBITDA), (i) Share price (including growth measures, total stockholder return or attainment by the Shares of a specified value for a specified period of time), (j) Reductions in expense levels in each case, where applicable, determined either on a Company-wide basis or in respect of any one or more business units, (k) Net economic value, (l) Market share, (m) Annual net income to common stock, (n) Earnings per Share, (o) Annual cash flow provided by operations, (p) Changes in annual revenues, (q) Strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures, (r) Economic value added, (s) Sales, (t) Costs, (u) Results of customer satisfaction surveys, (v) Aggregate product price and other product price measures, (w) Product quality measures, (x) Service reliability, (y) Operating and maintenance cost management, (z) Production availability performance measures, (aa) Debt rating, (bb) Achievement of business or operational goals such as market share and/or business development, (cc) Operating Margin, (dd) Return measures (including return on assets, equity, or sales), (ee) Revenue, (ff) Total Stockholder Returns (including return on assets, investments, equity, or gross sales) (including income applicable to common stockholders and/or other class(es) of stockholders), and/or (gg) Unit Sales.  The Performance Goals may differ from Participant to Participant and from Award to Award.

Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis (including shares outstanding, fully-diluted shares, shares on an as-converted basis or any combination thereof), (iv) against the performance of the Company as a whole or of a business unit of the Company or by product or product line, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis.  Prior to the beginning of the applicable Performance Period, the Administrator shall determine whether any significant element(s) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants.

(ll)      “Performance Period” means any fiscal year of the Company or such other period as determined by the Administrator in its sole discretion.

(mm)  “Performance Share” means an Award granted to a Service Provider pursuant to Section 13.

(nn)   “Performance Unit” means an Award granted to a Service Provider pursuant to Section 13.

(oo)   “Plan” means this 2009 Stock Plan.

(pp)   “Profit After Tax” means as to any Performance Period, the Company’s or a business unit’s income after taxes.

(qq)   “Restricted Stock” means shares of Common Stock acquired pursuant to a grant of Restricted Stock Purchase Rights or a Restricted Stock Bonus under Section 11 of the Plan.

(rr)     “Restricted Stock Bonus” means a grant of shares of the Company’s Common Stock not requiring a Participant to pay any amount of monetary consideration, and which grant is subject to the provisions of Section 11 of the Plan.

(ss)    “Restricted Stock Unit” means the right to receive the value of one (1) share of the Company’s Common Stock at the time the Restricted Stock Unit vests, with the further right to elect to defer receipt of that value otherwise deliverable upon the vesting of an award of restricted stock to the extent permitted in the Participant’s agreement. These Restricted Stock Units are subject to the provisions of Section 11 of the Plan.

(tt)     “Restricted Stock Purchase Right” means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant or otherwise.

(uu)   “Return on Assets” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets.

(vv)   “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity.

(ww)  “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s or a business unit’s Profit After Tax, divided by the Company’s or the business unit’s, as applicable, Revenue.

(xx)    “Revenue” means as to any Performance Period, the Company’s or a business unit’s net sales or, if determined by the Committee, gross sales.

(yy)   “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3.

(zz)    “Section 16(b)” means Section 16(b) of the Exchange Act, or any successor thereto.

(aaa)  “Service Provider” means an Employee, Director or Consultant.

(bbb)  “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(ccc)  “Stock Appreciation Right” or “SAR” means an Award granted to a Service Provider pursuant to Section 12.

(ddd)  “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

(eee)  “Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Parent or its Subsidiaries.

(fff)    “Total Stockholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

(ggg)  “Unit Sales” means as to any Performance Period, gross or net sales of units.

3.   Stock Subject to the Plan.  Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is thirty-one million one hundred eighty-eight thousand fifty-nine (31,188,059) Shares (“Share Reserve”).  The Shares may be authorized, but unissued, or reacquired Common Stock.  Each Share issued pursuant to an Award shall reduce the Share Reserve by one (1) share.  In addition, each Share issued pursuant to an Award granted under the 1999 Stock Plan after July 22, 2009 (the date that the Plan was adopted by the Board) shall also reduce the Share Reserve by one (1) share.  Notwithstanding any other provision of the Plan to the contrary, the maximum aggregate number of Shares that may be issued under the Plan pursuant to Incentive Stock Options is thirty-one million one hundred eighty-eight thousand fifty-nine (31,188,059) Shares (“ISO Limit”), subject to the adjustments provided for in Section 16 of the Plan.  The Committee shall from time to time determine the appropriate methodology for calculating the number of Shares to which an Award relates pursuant to the Plan.

If an Award expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Award Exchange Program approved by the stockholders of the Company, or, with respect to Restricted Stock granted pursuant to Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Performance Shares or Performance Units, is forfeited back to or repurchased at cost by the Company, the unpurchased (or forfeited or repurchased, as applicable) Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan under any Award shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares are reacquired by the Company at no cost or repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.  Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.   Administration of the Plan.

(a)  Procedure.

                               (i)        Multiple Administrative Bodies.  Different Committees with respect to different groups or subgroups of Service Providers may administer the Plan.

                              (ii)       Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

                              (iii)      Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

                               (iv)     Other Administration.  Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

(b)  Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

                               (i)        to determine the Fair Market Value;

                              (ii)       to determine from time to time:  the Employees, Directors and Consultants to whom Awards may be granted hereunder; when and how each Award shall be granted; what type or combination of types of Award shall be granted; the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Shares pursuant to a Award; and the number of Shares with respect to which an Award shall be granted to each such person;

                           (iii)  to approve forms of Award Agreements for use under the Plan;

                              (iv)  to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise or purchase price, the time or times when Awards may be exercised or purchased (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine.  Notwithstanding the foregoing or any other provision of the Plan to the contrary, the number of Shares subject to Full Value Awards either (1) that fail to satisfy any minimum vesting requirements set forth in the Plan or (2) for which the Administrator may accelerate vesting or waive forfeiture or repurchase restrictions that causes such Award to fail to satisfy any minimum vesting requirements set forth in the Plan, in either case other than in connection with a Change in Control or upon or in connection with a Participant’s termination of service due to death, disability or retirement, is limited to ten percent (10%) of the aggregate number of Shares subject to the Plan pursuant to Section 3, subject to adjustment as set forth in Section 16 of the Plan;

                              (v)      to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted in accordance with Plan Section 4(c);

                               (vi)      to institute an Award Exchange Program in accordance with Plan Section 4(c);

                               (vii)     to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

                              (viii)    to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred treatment under foreign laws;

                               (ix)  to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options or SARs longer than is otherwise provided for in the Plan;

                               (x)       to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise or vesting of an Award that number of Shares or cash having a Fair Market Value equal to (or less than) the minimum amount required to be withheld.  The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.  All elections by a Participant to have Shares or cash withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

                               (xi)      to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

                               (xii)     to delegate some or all of its authority as set forth herein to the extent not prohibited by Applicable Laws or any express limitations set forth by the Board.

                               (xiii)    to make all other determinations deemed necessary or advisable for administering the Plan.

(c)  Stockholder Approval Required.  Notwithstanding the preceding, the Administrator shall not, without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of stockholders of the Company, have the authority either (i) to reduce the exercise price of any Award to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Award shall have declined since the date the Award was granted or (ii) to institute an Award Exchange Program; provided, however, that the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or different number of shares of Common Stock must have an exercise price per share not less than one hundred percent (100%) of the Fair Market Value or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder (as described in Section 5(c) of the Plan), not less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the new grant date.

(d)  Vesting.  Notwithstanding anything in the Plan to the contrary, if the Committee grants Full Value Awards for which only a de minimis or no purchase or exercise price is required to be paid, no more than ten percent (10%) of the Shares subject to the Plan, subject to the adjustments provided for in Section 16 of the Plan, shall be granted pursuant to such Full Value Awards that are subject to performance-based vesting of less than one (1) year from the date of grant of the Award or non-performance based (i.e., service-based) vesting of less than three (3) years from the date of grant of the Award.

(e)  Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final, conclusive and binding on all Participants and shall be given the maximum deference permitted by law.

5.   Eligibility.

(a)  Incentive Stock Options.  Incentive Stock Options may be granted only to Employees.

(b)  Other Awards.  Nonstatutory Stock Options, Restricted Stock Purchase Rights, Restricted Stock Bonuses, Restricted Stock Units, Stock Appreciation Rights, Performance Shares and Performance Units may be granted to Employees, Directors or Consultants.

(c)  Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option, unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(d)  Consultants.

                               (i)        A Consultant shall not be eligible for the grant of an Award if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (1) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (2) that such grant complies with the securities laws of all other relevant jurisdictions.

                              (ii)       Form S-8 generally is available to consultants and advisors only if:  (A) they are natural persons; (B) they provide bona fide services to the issuer, its parents, or its majority owned subsidiaries; and (C) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and they do not directly or indirectly promote or maintain a market for the issuer’s securities.

6.   Limitations.

(a)  Rights as Service Providers; Rights to Awards. Neither the Plan nor any Award shall confer on a Participant any right with respect to continuing the Participant’s relationship as a Service Provider; nor shall they interfere in any way with the Participant’s right or the Company’s right, as applicable, to terminate such relationship at any time, with or without cause.  No Service Provider shall have the right to be selected to receive an Award under this Plan, or having been so selected, to be selected to receive a future Award.

(b)  Annual Section 162(m) Limitation. Subject to the provisions of Section 16 of the Plan relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Incentive Stock Options, Nonstatutory Stock Options, or Stock Appreciation Rights covering more than three million (3,000,000) shares of Common Stock during any fiscal year of the Company and no Employee shall be eligible to be granted Full Value Awards that are intended to qualify for treatment as “performance-based compensation” under Section 162(m) of the Code covering more than two million (2,000,000) shares of Common Stock during any fiscal year.  The foregoing provision applies to both continuing and newly hired Employees.

7.   Term of Plan.  Subject to Section 23 of the Plan, the Plan, which is the successor to the Company’s Amended and Restated 1999 Stock Plan, shall become effective upon the occurrence of both (i) its adoption by the Board and (ii) the approval of this Plan by the stockholders of the Company at the 2009 Annual Meeting of Stockholders or at such later time determined by the Board and disclosed to the stockholders of the Company.  It shall continue in effect for a term of ten (10) years after the Effective Date unless terminated earlier under Section 18 of the Plan.

8.   Term of Option.  The term of each Option shall be stated in the Award Agreement.

9.   Option Exercise Price and Consideration.

(a)  Exercise Price of an Incentive Stock Option.  Subject to the provisions of Section 5(c) of the Plan regarding Ten Percent Shareholders, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.  Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(b)  Exercise Price of a Nonstatutory Stock Option.  The per share exercise price for the Shares to be issued pursuant to the exercise of a Nonstatutory Stock Option shall be determined by the Administrator; provided, however, that in the case of a Nonstatutory Stock Option intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.  Notwithstanding the foregoing, a Nonstatutory Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)  Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(d)  Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  Such consideration may consist entirely of:

                               (i)        cash;

                               (ii)       check;

                               (iii)      promissory note;

                               (iv)     other Shares;

                               (v)  consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

                              (vi)  a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

                               (vii)     such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

                               (viii)    any combination of the foregoing methods of payment.

10.         Exercise of Option.

(a)  Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence.  An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised.  Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan.  Shares issued upon exercise of an Option shall be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Awarded Stock, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(b)  Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time to the contrary in the Award Agreement, the Option shall remain exercisable for three (3) months following the Participant’s termination.  If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan at the time that the Option terminates or such earlier time determined by the Administrator.  If, after termination, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(c)  Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement to the contrary, the Option shall remain exercisable for twelve (12) months following the Participant’s termination.  If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan at the time that the Option terminates or such earlier time determined by the Administrator.  If, after termination, the Participant does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

(d)  Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant) but only to the extent that the Option is vested or becomes vested on, or as of, the date of death. In the absence of a specified time in the Award Agreement, the Option shall remain exercisable for twelve (12) months following the Participant’s death.  The Option may be exercised by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised within the applicable time period by the personal representative of the Participant’s estate or by the person or persons to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  If, at the time of death, the Optionee is not vested and does not become vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan at the time that the Option terminates or such earlier time determined by the Administrator.  If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

11.         Restricted Stock Purchase Rights; Restricted Stock Bonuses; Restricted Stock Units.

(a)  Rights to Purchase Restricted Stock.  Restricted Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan.  After the Administrator determines that it will offer Restricted Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant or otherwise, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase (subject to the limits of Sections 5 and 6 of the Plan), the price to be paid, and the time within which the offeree must accept such offer (which may not exceed sixty (60) days from the date the offer is received by the offeree).  Each Restricted Stock Purchase Right shall be evidenced by an Award Agreement that shall specify the terms and conditions of the Restricted Stock Purchase Right as the Administrator, in its sole discretion, shall determine.

                              (i)        Repurchase Option.  Unless the Administrator determines otherwise, the Award Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or Disability), subject to Sections 4(b) and

4(d).  The purchase price for Shares repurchased pursuant to the Award Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company.  The repurchase option shall lapse at a rate determined by the Administrator.

                              (ii)       General Restrictions.  The Administrator may set restrictions based on continued employment or service with the Company or its Parent or Subsidiary, the achievement of specific performance objectives (Company-wide, divisional or individual), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion, subject to Sections 4(b) and 4(d).

                             (iii)      Section 162(m) Performance Restrictions.  For purposes of qualifying grants of Restricted Stock Purchase Rights as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may set restrictions based on the achievement of Performance Goals.  The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Restricted Stock Purchase Rights to qualify as “performance-based compensation” under Section 162(m) of the Code.  In granting Restricted Stock Purchase Rights that are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Restricted Stock Purchase Rights under Section 162(m) of the Code (e.g., in determining the Performance Goals).

                               (iv)     Other Provisions.  The Award Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

                               (v)  Rights as a Stockholder; Dividends.  Once the Restricted Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Restricted Stock Purchase Right is exercised, except as provided in Section 16 of the Plan.  If any dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and repurchase as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

(b)  Restricted Stock Bonuses.  Each Restricted Stock Bonus agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate.  Restricted Stock Bonuses shall be paid by the Company in shares of the Common Stock of the Company. The terms and conditions of Restricted Stock Bonus agreements may change from time to time, and the terms and conditions of separate Restricted Stock Bonus agreements need not be identical, but each Restricted Stock Bonus agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

                               (i)        Consideration.  A Restricted Stock Bonus may be awarded in consideration for past services actually rendered to the Company or its Parent or Subsidiary for its benefit; provided, however, that in the case of a Restricted Stock Bonus to be made to a new Employee, Director or Consultant who has not performed prior services for the Company, the Company shall require such consideration to be paid as will ensure compliance with the General Corporation Law of the State of Delaware.

                              (ii)       Vesting.  Shares of Common Stock awarded under the Restricted Stock Bonus agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Administrator and set forth in the Participant’s Restricted Stock Bonus agreement, subject to Sections 4(b) and 4(d).

                              (iii)      Termination of Participant’s continued service with the Company.  In the event a Participant’s service with the Company terminates, the Company shall automatically reacquire without cost any or all of the shares of Common Stock held by the Participant that have not vested as of the date of termination under the terms of the Restricted Stock Bonus agreement.

                              (iv)      Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Bonus agreement shall be transferable by the Participant only on such terms and conditions as are set forth in the Restricted Stock Bonus agreement, as the Administrator shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Bonus agreement remains subject to the terms of the Restricted Stock Bonus agreement.

                               (v)       Rights as a Stockholder; Dividends.  The recipient of a Restricted Stock Bonus shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Restricted Stock Bonus is granted, except as provided in Section 16 of the Plan.  If any dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions on transferability and repurchase as the Shares of Restricted Stock with respect to which they were paid, unless otherwise provided in the Award Agreement.

(c)      Restricted Stock Units.  A Restricted Stock Unit is the right to receive the value of one (1) share of the Company’s Common Stock at the time the Restricted Stock Unit vests.  The following terms and conditions shall govern the grant and redeemability of Restricted Stock Units:

                               (i)        Dividends; Deferrals; Payment.  The holder of a Restricted Stock Unit shall not have the right to dividend equivalents.  To the extent permitted by the Administrator in the terms of his or her Restricted Stock Unit agreement, a Participant may elect to defer receipt of the value of the shares of Common Stock otherwise deliverable upon the vesting of an award of Restricted Stock Units, so long as such deferral election complies with Applicable Laws, including to the extent applicable, the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and Section 409A of the Code. An election to defer such delivery shall be irrevocable and shall be made in writing on a form acceptable to the Company. The election form shall be filed prior to the vesting date of such Restricted Stock Units in a manner determined by the Administrator. When the Participant vests in such Restricted Stock Units, the Participant will be credited with a number of Restricted Stock Units equal to the number of shares of Common Stock for which delivery is deferred. Restricted Stock Units may be paid by the Company by delivery of shares of Common Stock, in cash, or a combination thereof, as the Administrator shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Restricted Stock Unit.

                              (ii)        Other Terms and Conditions.  Each Restricted Stock Unit agreement shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The terms and conditions of Restricted Stock Unit agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit agreements need not be identical, but each Restricted Stock Unit agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(A)           Consideration.  A Restricted Stock Unit may be awarded in consideration for past services actually rendered to the Company or its Parent or Subsidiary for its benefit or for such other consideration as will ensure compliance with the General Corporation Law of the State of Delaware. The Administrator shall have the discretion to provide that the Participant pay for such Restricted Stock Unit with cash or other consideration permissible by law.

(B)           Vesting.  Vesting of an Award of Restricted Stock Units shall be in accordance with a vesting schedule to be determined by the Administrator and set forth in the Participant’s Restricted Stock Bonus agreement, subject to Sections 4(b) and 4(d).

(C)           Termination of Participant’s continued service with the Company.  The unvested portion of the Restricted Stock Unit award shall expire in connection with the termination of Participant’s service with the Company.

(D)           Transferability.  Rights to acquire the value of shares of Common Stock under the Restricted Stock Unit agreement shall be transferable by the Participant only on such terms and conditions as are set forth in the Restricted Stock Unit agreement, as the Administrator shall determine in its discretion, so long as any Common Stock awarded under the Restricted Stock Unit agreement remains subject to the terms of the Restricted Stock Unit agreement.

12.         Stock Appreciation Rights.

(a)  Grant of SARs.  SARs may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion.  Two types of SARs shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs. The Administrator shall have complete discretion to determine the number of SARs granted to any Participant, subject to the limits of Sections 5 and 6 of the Plan.

(b)  Exercise Price and other Terms.  The per share exercise price of a SAR shall be determined by the Administrator; provided, however, that in the case of a SAR intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the per share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.  Except as otherwise expressly provided herein, including but not limited to Sections 4(d), 12(g) and 12(h), the Administrator, subject to the provisions of the Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan.

(c)  SAR Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion but subject to the provisions of the Plan, shall determine.

(d)  Expiration of SARs.  An SAR granted under the Plan shall expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.  Notwithstanding the foregoing, the rules of Sections 10(b), (c) and (d) also shall apply to SARs.

(e)  Payment upon Exercise of SAR.  At the discretion of the Administrator, payment for the SAR may be in cash, in Shares of equivalent value or in a combination thereof.

(f)  Payment of SAR Amount.  Upon exercise of the SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

                               (i)         the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

                               (ii)        the number of Shares with respect to which the SAR is exercised.

(g)  Stand-Alone SARs.  The following terms and conditions shall govern the grant and exercise of stand-alone SARs:

                              (i)        The stand-alone SAR shall cover a specified number of underlying shares of Common Stock and may be exercised on such terms and conditions as the Administrator may establish.  Upon the exercise of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount determined under Section 12(f) above.

                               (ii)        The number of shares of Common Stock underlying each stand-alone SAR and the exercise price in effect for those shares shall be determined by the Administrator in its sole discretion at the time the stand-alone SAR is granted.  In no event, however, may the exercise price per share of a SAR intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code be less than one hundred percent (100%) of the Fair Market Value per underlying share of Common Stock on the grant date.

                              (iii)       The distribution with respect to any exercised stand-alone SAR may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Administrator shall in its sole discretion deem appropriate.

(h)  Stapled SARs.  The following terms and conditions shall govern the grant and exercise of stapled SARs:

                               (i)         Stapled SARs may only be granted concurrently with an Option to acquire the same number of shares of Common Stock as the number of such shares underlying the stapled SARs.

                               (ii)        Stapled SARs shall be exercisable on such terms and conditions as the Administrator may establish and shall grant a holder the right to elect among:  (i) the exercise of the concurrently granted Option for shares of Common Stock, whereupon the number of shares of Common Stock subject to the stapled SARs shall be reduced by an equivalent number; (ii) the exercise of such stapled SARs in exchange for a distribution from the Company in an amount determined under Section 12(f) above, whereupon the number of shares of Common Stock subject to the concurrently granted Option shall be reduced by any equivalent number; or (iii) a combination of (i) and (ii).

                              (iii)       The distribution to which the holder of stapled SARs shall become entitled under this Section 12 upon the exercise of stapled SARs as described in Section 12(h)(ii) above may be made in shares of Common Stock valued at Fair Market Value on the redemption date, in cash, or partly in shares and partly in cash, as the Administrator shall in its sole discretion deem appropriate.

13.         Performance Units and Performance Shares.

(a)  Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time as shall be determined by the Administrator, in its sole discretion.  The Administrator shall have complete discretion to determine the price to be paid and the number of Performance Units and Performance Shares granted to each Participant, subject to the limitations of Sections 5 and 6 of the Plan.  A Performance Unit is the right to receive the value of one (1) share of the Company’s Common Stock at the time the Performance Unit vests.  Performance Shares are granted through the issuance of shares of the Company’s Common Stock, which may be retained by the Participant receiving such grant without the risk of return to the Company upon the vesting of such Performance Shares.

(b)  Value of Performance Units/Shares.  Each Performance Unit shall have an initial value that is equal to the Fair Market Value of one (1) share of the Company’s Common Stock on the date of grant.  Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)  Performance Objectives and Other Terms.  The Administrator shall set performance objectives or other vesting criteria in its discretion which, depending on the extent to which they are met, will determine the value or number of Performance Units and/or Performance Shares that will be paid out to the Participants.  Each Award of Performance Units and/or Performance Shares shall be evidenced by an Award Agreement that shall specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, shall determine, subject to Sections 4(b) and 4(d).

                              (i)        General Performance Objectives or Vesting Criteria.  The Administrator may set performance objectives or vesting criteria based on the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion (for example, but not by way of limitation, continued employment or service with the Company or a Subsidiary), including but not limited to one or more Performance Goals.

                              (ii)        Section 162(m) Performance Objectives.  For purposes of qualifying grants of Performance Units and/or Performance Shares as “performance-based compensation” under Section 162(m) of the Code, the Administrator, in its discretion, may determine that the performance objectives applicable to Performance Units and/or Performance Shares shall be based on the achievement of Performance Goals.  The Performance Goals shall be set by the Administrator on or before the latest date permissible to enable the Performance Units and/or Performance Shares to qualify as “performance-based compensation” under Section 162(m) of the Code.  In granting Performance Units and/or Performance Shares which are intended to qualify under Section 162(m) of the Code, the Administrator shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units and/or Performance Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

(d)  Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units and/or Performance Shares shall be entitled to receive a payout of the number of Performance Units and/or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives have been achieved.  After the grant of Performance Units and/or Performance Shares, the Administrator, in its sole discretion, may reduce or waive any performance objectives for such Performance Units and/or Performance Shares, subject to any limitations as applicable for Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

(e)  Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units and/or Performance Shares shall be made as soon as practicable after the expiration of the applicable Performance Period.  The Administrator, in its sole discretion, may pay earned Performance Units and Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units and/or Performance Shares, as applicable, at the close of the applicable Performance Period) or in a combination thereof.

(f)  Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement or at such other time(s) determined by the Administrator, all unearned or unvested Performance Units and Performance Shares shall be forfeited to the Company, and again shall be available for grant under the Plan.

14.         Deferrals.  The Administrator, in its sole discretion, may permit a Participant to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award.  Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Administrator in its sole discretion, so long as the deferral election complies with Applicable Laws, including to the extent applicable, ERISA and Section 409A of the Code.

15.         Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award shall contain such additional terms and conditions as the Administrator deems appropriate.  The Administrator also may impose restrictions on any Shares acquired pursuant to the exercise of an Award as it may deem advisable, including, but not limited to, restrictions related to applicable federal securities laws, the requirements of any national securities exchange, market system or other securities market on which Shares are then listed or traded, or any blue sky or state securities laws.

16.         Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)  Changes in Capitalization.  If any change is made in the capital structure of the Company or the Common Stock subject to the Plan, or subject to any Award, without the receipt of consideration by the Company, the number of shares of Common Stock or other securities of the Company or other property covered by each outstanding Award, as well as the purchase price to obtain the Common Stock or other securities or property covered by each such outstanding Award, shall be appropriately adjusted for any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, including, but not limited to, adjustments to the class(es) and maximum number of securities subject to the Plan pursuant to Section 3 above, the maximum number of securities that can be made subject to an Award granted to any Employee pursuant to Section 6(b) above, and the class(es) and number of securities or other property and price per share of the securities or other property subject to outstanding Awards.   Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive.  Notwithstanding the preceding, the number of Shares or other securities subject to any Award always shall be a whole number.  The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b)  Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  The Administrator in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days or other date determined by the Administrator prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable.  In addition, the Administrator may provide that any repurchase option, forfeiture rights or similar rights in favor of the Company applicable to some, any or all Awards shall lapse 100%, and/or that Award vesting shall accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

(c)  Merger, Consolidation, Asset Sale, Etc.  In the event of a merger, consolidation or similar transaction to which the Company is a party with or into another corporation or other entity, or the sale, exchange, lease or other transfer of all or substantially all of the assets of the Company (each a “Transaction”), then the Board or the board of directors of any surviving entity or acquiring entity may provide or require that each outstanding Award be assumed or an equivalent award substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Award, the Participant shall fully vest in and, to the extent applicable, have the right to exercise the Award as to all of the Awarded Stock, including Shares as to which it would not otherwise be vested or exercisable.  In addition, if an Option, Stock Appreciation Right or Restricted Stock Purchase Right becomes fully vested and exercisable in lieu of assumption of substitution in the event of a Transaction, the Administrator shall notify the Participant in writing or electronically that the Option, Stock Appreciation Right or Stock Purchase Right shall be fully vested and exercisable for a period of at least fifteen (15) days from the date of such notice, and the Award shall terminate upon the expiration of such period.  For the purposes of this paragraph, an Award shall be considered assumed if, following the Transaction, the award confers the right to purchase or receive, for each Share of Awarded Stock subject to the Award immediately prior to the

Transaction, the consideration (whether stock, cash, or other securities or property) received in the Transaction by holders of Common Stock for each Share held on the effective date of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received (upon the exercise of the Award, if applicable), for each Share of Awarded Stock and each unit/right to acquire a Share subject to the Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Transaction.

(d)  Impact of Change of Control on Awards.

                              (i)        General.  If a Participant’s status as a Service Provider is terminated for reasons other than Cause upon the occurrence of or within thirteen (13) months following a Change of Control, then the vesting and exercisability of each of the Participant’s outstanding Awards shall partially accelerate upon such termination with respect to fifty percent (50%) of the then unvested Shares subject to or acquired under each such Award.

                              (ii)        Golden Parachute Tax Considerations.  Notwithstanding any other provision of the Plan, unless either (1) a Participant’s Award Agreement or other agreement with the Company or (2) a plan, program or policy adopted by the Company and then in effect provides more favorable treatment, in the event that it shall be determined that the aggregate payments, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise, or acceleration of vesting of Awards by the Company to or for the benefit of the Participant (the “Acceleration Payments”), constitute “excess parachute payments” (as such term is defined under Section 280G of the Code or any successor provision, and the regulations promulgated thereunder (collectively, “Section 280G”)) that would be subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, “Section 4999”) or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Acceleration Payments shall be either:  (i) delivered in full, or (ii) delivered to such lesser extent that would result in no portion of the Acceleration Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable Federal, state or local income and employment taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax.  In the event that the Acceleration Payments are to be reduced pursuant to this Section 16(d)(ii), such Acceleration Payments shall be reduced such that the reduction of compensation to be provided to the Participant as a result of this Section 16(d)(ii) is minimized.  The determination of the Employee’s Excise Tax liability and the adjustment, if any, required to be paid under this Section 16(d)(ii) will be made in writing by (1) the Company’s independent auditors, (2) one of the four (4) largest United States accounting firms, or (3) an accounting firm mutually agreed to by the Participant and the

Company (the “Accountants”).  The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 16(d)(ii).  The Company will pay all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 16(d)(ii).

17.         Date of Grant.  The date of grant of an Award shall be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination shall be provided to each Participant within a reasonable time after the date of such grant.

18.         Amendment and Termination of the Plan.

(a)  Amendment and Termination.  The Board or the Compensation Committee of the Board may at any time amend, alter, suspend or terminate the Plan.

(b)  Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with Applicable Laws.  Additionally, the Company shall obtain stockholder approval of any amendment to the Plan that: (i) increases the number of Shares subject to the Plan; or (ii) expands the scope of Service Providers who are eligible to receive Awards under the Plan.

(c)  Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

19.         Conditions Upon Issuance of Shares.

(a)  Legal Compliance.  Shares shall not be issued pursuant to the exercise or vesting of an Award unless the exercise or vesting of such Award and the issuance and delivery of such Shares (or to the extent permitted under the Plan, the cash equivalent thereof) shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)  Investment Representations.  As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased or received only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

20.         Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder (or as permitted or required under the Plan, the cash equivalent thereof), shall relieve the Company of any liability in respect of the failure to issue or sell such Shares (or as applicable, the cash equivalent thereof) as to which such requisite authority shall not have been obtained.

21.         Code Section 409A Compliance.  To the extent applicable, it is intended that this Plan and any Awards granted hereunder comply with the requirements of Section 409A of the Code and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”).  Any provision that would cause the Plan or any Award granted hereunder to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.  The Company shall have the authority to unilaterally amend the Plan and any Award Agreement as the Administrator determines in good faith is necessary or desirable to allow any Awards to avoid the imposition of additional tax liabilities under Section 409A to the extent permitted by Section 409A.

22.         Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

23.         Stockholder Approval.  The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board.  Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

24.         Indemnification.  Each person who is or shall have been a member of the Administrator, or of the Board, or is carrying out the instructions of the Administrator or the Board, or has been delegated any authority by the Administrator or the Board with respect to the Plan, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed on or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

25.         Successors.  All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, acquisition or otherwise, of all or substantially all of the business or assets of the Company.

26.         Severability.  It is not the intent of the Company in establishing the Plan to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof.  In the event any provision of the Plan shall be held illegal, invalid, unenforceable or void for any reason, the Plan will continue in full force and effect without being impaired or invalidated in any way and the illegal, invalid, unenforceable or void provision shall not affect the remaining parts of the Plan.  The illegal, invalid, unenforceable or void provision will be deemed to conform to a valid provision most closely approximating the intent of the illegal, invalid, unenforceable or void provision or, if such conformity is not possible, then the Plan shall be construed and enforced as if the illegal, invalid, unenforceable or void provision had not been included as part of the Plan at all.

27.         Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, other than its conflicts of laws provisions.

28.         Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

END OF DOCUMENT

AMENDMENT TO THE
PALM, INC.
2009 STOCK PLAN

PALM, INC. (the “Company”), having adopted the Palm, Inc. 2009 Stock Plan (the “Plan”), hereby amends the Plan, effective as of December 16, 2009, as follows:

1. Section 4(a)(iv) of the Plan is hereby amended and restated in its entirety to read as follows:

“(iv) Other Administration. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws. Notwithstanding the foregoing or any provision in Section 4 of the Plan to the contrary, no discretionary Award granted to a Director who is not an Employee (“Non-Employee Director”) may be granted or modified by any person other than a Committee comprised solely of Non-Employee Directors.”

2. Except as otherwise set forth herein, the terms of the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the Plan effective as of December 16, 2009.

PALM, INC.

By:	/S/ DOUGLAS C. JEFFRIES
Name:	Douglas C. Jeffries
Title:	SVP and CFO